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                                   EXHIBIT 99

                     FUTURELINK MAKES EXECUTIVE ANNOUNCEMENT


         IRVINE, CALIF. - AUGUST 30, 1999 - The Board of Directors of FutureLink Distribution Corp. (NASD:OTC:BB:FLNK) announced today that Cameron Chell, the company's Chief Executive Officer (CEO) and a Director, will take a temporary leave of absence from his role as a Director and Officer of FutureLink. Effective immediately, Mr. Chell is resigning his position as CEO and Director for personal reasons but will continue to represent the company as its Founder at a number of speaking engagements scheduled for North America and Europe.

         The Board, including Mr. Chell, has elected Philip R. Ladouceur, FutureLink's Executive Chairman, to serve as the company's interim CEO. Mr. Ladouceur was appointed Executive Chairman in June of 1999. One of North America's foremost technology executives, Mr. Ladouceur was the founding President, Chief Executive Officer, and subsequent Executive Chairman of MetroNet Communications Corp., Canada's largest competitive local exchange carrier that was recently acquired by AT&T Corp. for $3 billion. Mr. Ladouceur was also founding President and CEO of Information Systems Management (Alberta) Ltd., an information technology services company that was subsequently acquired by IBM Global Services. Mr. Ladouceur continues to sit on the Board of Directors of AT&T Canada.

         Glen C. Holmes will continue to run FutureLink's operations. Mr. Holmes was founder and President of Irvine, California-based Micro Visions, a leading provider of server-based computing solutions for a range of Fortune 500 companies. Mr. Holmes has grown Micro Visions over the past three years from 10 employees to over 100, becoming the leading CITRIX reseller in North America in 1998. In June 1999, FutureLink announced that it had signed a definitive agreement to acquire Micro Visions and Glen Holmes will become FutureLink's President.

ABOUT FUTURELINK DISTRIBUTION CORP.

         FutureLink is a founder and leader of the Application Services Provider
(ASP) industry. According to Forrester Research Inc., the application outsourcing market is projected to reach $20 billion by 2001. FutureLink provides small and mid-sized businesses (10-1,000 employees) with off-site, Internet-based computing, allowing subscribers to minimize hardware/software upgrade cycles, precisely control total cost of technology ownership and focus on their core businesses.

         FutureLink, "The Computer Utility Company," offers computer and information service as transparently and reliably as today's utilities deliver electricity, water and telephone services. FutureLink's expertise in application hosting on a monthly subscription basis, outsourcing and facility management, and business practices consulting enables the company to offer an all-inclusive, trouble-free computing service.

         With the announced acquisition of Micro Visions, set to close by the fourth quarter, FutureLink becomes the #1 CITRIX reseller and integrator of server-based computing systems, which form the foundation of FutureLink's ASP Computer Utility Service. This allows FutureLink's ASP subscribers to access virtually any software application, across any type of network connection via any type of client hardware at a predictable monthly price.

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         Headquartered in Irvine, California, FutureLink delivers its integrated
ASP services exclusively through its channel partners throughout North America. For more information, please contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

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This news release contains forward-looking statements based on current expectations, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risk factors set forth above and elsewhere in this news release. The cautionary statements made in this news release should be read as being applicable to all forward-looking statements wherever they appear in the this news release.


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